Exhibit 3.1

ARTICLES OF INCORPORATION

OF

ATHENA SPINCO INC.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

A.	The name of the Corporation shall be:

ATHENA SPINCO INC.

B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act.

C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is Five Hundred (500) registered shares, par value $0.001 per share.

E.	The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.

F.	The name and address of the incorporator is:

Name	Post Office Address
Majuro Nominees Ltd.	P.O. Box 1405 Majuro Marshall Islands

G.	The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the bylaws of the Corporation.

H.	No equity holder of the Corporation shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of equity, or of securities convertible into any equity of, the Corporation.

I.	The Corporation will comply with all applicable provisions of the Republic of the Marshall Islands Business Corporations Act, including retention, maintenance, and production of accounting, shareholder, beneficial owner, and director and officer records in accordance with Division 8 of the Republic of the Marshall Islands Business Corporations Act.

IN WITNESS WHEREOF, I have executed this instrument on November 14, 2018.

by:	/s/ Cheyenna Gaughf

Cheyenna Gaughf, Authorized Signarory Majuro Nominees Ltd., lncorporator

On November 14, 2018 before me personally came Cheyenna Gaughf known to me to be the individual described in and who executed the foregoing instrument and she duly acknowledged to me that the execution thereof was her act and deed.

/s/ Denise M. Francis
Denise M. Francis, Special Agent